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                                                                    EXHIBIT 10.1

April 2, 2007

Mr. Gregory B. Maffei
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Re: Personal Use of Company Aircraft

Dear Greg:

This letter (this "Agreement") sets forth our agreement with respect to your personal use of aircraft (the "Aircraft") owned or leased by Liberty Media Corporation ("LMC").

    1. USE OF AIRCRAFT. During the Term (as defined below), you may use up to $250,000 per year worth of flight time (the "Annual Allotment") on the Aircraft for personal use ("Personal Flight Time"). For purposes of this paragraph, the amount of Personal Flight Time charged against the Annual Allotment will be determined by reference to the "aggregate incremental cost" (within the meaning of Item 402(c) of Regulation S-K under the Securities Exchange Act of 1934, as currently in effect) to LMC of your personal use of the Aircraft. You may schedule Personal Flight Time with LMC's flight department subject to availability of the Aircraft. At no time will LMC have any obligation to pay you for any unused Annual Allotment and LMC will have no obligation to continue to own or lease any Aircraft.

    2. IRS REPORTING. The fair market value of Personal Flight Time will be reflected as income on your W-2 in accordance with applicable IRS regulations based on the Standard Industry Fare Level formula ("SIFL") pursuant to 26 C.F.R. Section 1.61-21(g) or a comparable successor provision.

    3. TERM. The term of this Agreement (the "Term") will be deemed to have commenced on January 1, 2007 and will expire on the earliest of (i) December 31, 2011, (ii) the date that you cease to be employed by LMC and
       (iii) the date that LMC ceases to own or lease any Aircraft (the "Termination Date"). LMC will have no further obligation to you under this Agreement as of the Termination Date and any unused Annual Allotment will expire.

    4. GOVERNING LAW. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction.

    5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter. This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.
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If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

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Very truly yours,
LIBERTY MEDIA CORPORATION

By:
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     Charles Y. Tanabe
     Executive Vice President

AGREED:

----------------------------------------------
     Gregory B. Maffei
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